Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Karen Sherman

Vice President, Community and Public Relations

Papa John’s International

502-261-4987

TWO NEW MEMBERS ELECTED TO PAPA JOHN’S INTERNATIONAL BOARD OF DIRECTORS

Olivia F. Kirtley and Norborne P. Cole, Jr. Join Board of Directors

Louisville, KY (May 15, 2003) — Papa John’s International, Inc. announced today that at its Annual Meeting of Stockholders Olivia F. Kirtley and Norborne P. Cole, Jr. were elected to its board of directors.  Ms. Kirtley’s and Mr. Cole’s terms commence immediately and will expire in 2006 and 2004, respectively.

Ms. Kirtley is a Certified Public Accountant and business consultant.  She is the past Chairman of the American Institute of Certified Public Accountants (AICPA) and currently serves as Chairman of the AICPA Board of Examiners.  From 1979 to 2000, Ms. Kirtley held several key management positions at Vermont American Corporation, a global manufacturer and marketer of power tool accessories, including Vice President of Finance, Chief Financial Officer, Treasurer and Director of Tax.  Ms. Kirtley serves on the boards of directors of Alderwoods Group, Inc., Lancer Corporation and ResCare, Inc.

Mr. Cole is a consultant and Vice Chairman of the board of directors for Silver Eagle Distributors, L.P. of Houston, Texas, which distributes Anheuser-Busch and other products.  Mr. Cole retired in 1998 after a 32-year career with the Coca-Cola Company and its bottlers, most recently serving as Managing Director and Chief Executive Officer of Coca-Cola Amatil in Sydney, Australia, and previously as President and Chief Executive Officer of Coca-Cola Bottling S.A. in Paris, France.  Mr. Cole also serves on the board of directors of Lancer Corporation and on the board of the San Antonio Zoo.

“We’re honored to have Olivia and Norb join our Board,” said John H. Schnatter, Founder and Chief Executive Officer of Papa John’s.  “We look forward to their input as we continue to grow the Papa John’s brand.   They both bring very valuable insight and expertise to the Papa John’s Family.”

Ms. Kirtley and Mr. Cole join Jack A. Laughery and Michael W. Pierce, who were reelected today to the Papa John’s board, and the other directors, John H. Schnatter, Owsley Brown Frazier, Wade S. Oney and Richard F. Sherman.   Effective with today’s election of new directors, O. Wayne Gaunce and Charles W. Schnatter stepped off the board of directors, each after 10 years of service.  Charles Schnatter will continue to serve Papa John’s as Senior Vice President, Chief Development Officer and Secretary.

Headquartered in Louisville, Kentucky, Papa John’s International, Inc. (Nasdaq: PZZA) operates nearly 3,000 restaurants in 49 states and 11 international markets.  Papa John’s also franchises more than 140 Perfect Pizza restaurants in the United Kingdom.  For more information about the company, or to order pizza online, visit Papa John’s on the Internet at www.papajohns.com.